Exhibit 99.10

This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

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BRF S.A.
Publicly-Held Company with Authorized Capital
CNPJ 01.838.723/0001-27
NIRE 42.300.034.240
CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON MAY 26, 2025

1. DATE, TIME AND PLACE: Held on May 26, 2025, at 7:30 a.m., by videoconference, and is considered to have taken place at the office of BRF S.A. (“BRF” or “Company”), located at Avenida das Nações Unidas, nº 14.401, 25th floor, Chácara Santo Antônio, CEP 04794-000, City of São Paulo, State of São Paulo.

2. CALL AND ATTENDANCE: Call waived due to the presence of all the members of the Board of Directors, namely, Mr. Marcos Antonio Molina dos Santos, Ms. Marcia Aparecida Pascoal Marçal dos Santos, Mr. Sergio Agapito Lires Rial, Mr. Marcos Fernando Marçal dos Santos, Ms. Flávia Maria Bittencourt, Mr. Augusto Marques da Cruz Filho, Mr. Eduardo Augusto Rocha Pocetti, Mr. Pedro de Camargo Neto and Mr. Márcio Hamilton Ferreira.

3. COMPOSITION OF THE BOARD: Chairman: Mr. Marcos Antonio Molina dos Santos. Secretary: Mr. Heraldo Geres.

4. AGENDA: (i) to approve the execution of an amendment to the “Plan of Merger for the Merger of BRF S.A. Shares into Marfrig Global Foods S.A.”, entered into between the Company and Marfrig Global Foods S.A. (“Marfrig”), on May 15, 2025, which establishes the terms and conditions for the merger of shares issued by the Company into Marfrig (“Merger” and “Plan of Merger”, respectively); and (ii) authorize the Company’s executive board to take all measures and perform all acts necessary for the realization and implementation of the above matter.

5. RESOLUTIONS: The members of the Company’s Board of Directors, by unanimous vote and without any reservations or restrictions, approved the drafting of these minutes in summary form and resolved, after examining and debating the matters contained in the Agenda and the supporting documents, as follows:

(i) approve the execution of an amendment to the Plan of Merger, in order to include, as a condition of effectiveness for the implementation of the Merger, the approval of the Merger by the Brazilian Administrative Council for Economic Defense – CADE, in the form of the “Plan of Merger for the Merger of BRF S.A. Shares into Marfrig Global Foods S.A.”, copy of which will be available at the Company’s registered offices and will be timely disclosed to the market under the terms of the applicable laws and regulations; and

(ii) to authorize the Company’s Executive Board to take all measures and perform all acts necessary for the accomplishment and implementation of the matter hereby approved, as well as the ratification of all acts that have already been performed in relation to such purposes.

6. DOCUMENTS FILED WITH THE COMPANY: Documents related to the items on the Agenda that support the resolutions taken by the members of the Board of Directors and/or the information provided during the meeting are filed at the Company’s headquarters.

7. CLOSURE: There being no further business to discuss, the meeting was adjourned, and these minutes were drawn up in the form of a summary, by means of electronic processing, which, after being read and approved, were signed by all the Board Members present.

I certify that the text above is a true copy of the minutes drawn up in the Book of Minutes of the Ordinary and Extraordinary Meetings of the Company’s Board of Directors.

São Paulo, May 26, 2025.

/s/ Heraldo Geres
Heraldo Geres Secretary